FOR IMMEDIATE RELEASE
February 25, 2005

PRESS CONTACT:	Jane Gideon Incendio International Tel: 1-415-682-9292 jane@incendiopr.com

ACTIVANT SOLUTIONS INC. TO ISSUE $120 MILLION FLOATING RATE
SENIOR NOTES DUE 2010

      AUSTIN, TEXAS, February 25, 2005– Activant Solutions Inc. (“Activant”) announced today that it has commenced an offering of $120 million principal amount of floating rate senior notes due 2010 pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended.

      The proceeds of the offering together with cash on hand will be used to fund the total consideration that will be paid in connection with Activant’s previously announced offer to purchase all of the issued and outstanding shares of common stock of Speedware Corporation Inc. and to pay transaction fees and expenses related thereto. The debt offering is contingent on the consummation of the offer to purchase.

      The notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements. This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state where such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Activant

Activant is a leading technology provider of vertical ERP solutions servicing the automotive aftermarket, hardware and home center, wholesale trade, lumber and building materials and other distribution-intensive industries. Over 18,000 wholesale, retail and manufacturing customer locations use Activant to help drive new levels of business performance. With proven experience and success, Activant is fast becoming an industry standard for companies seeking competitive advantage through stronger customer integration. Activant’s solutions include advanced software, professional services, content, supply chain connectivity, and analytics. Headquartered in Austin, Texas, Activant has operations in California, Colorado, Canada, France, Ireland and the United Kingdom. The principal office of Activant is located at 804 Las Cimas Parkway, Austin, Texas 78746. For more information, please visit www.activant.com.

Statements in this press release that are not statements of historical or current fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause Activant’s actual results to be materially different from their respective historical results or from any future results expressed or implied by such forward-looking statements. Investors are cautioned that forward-looking statements are inherently uncertain and subject to risks. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in Activant’s respective filings with the Securities and Exchange Commission. Activant does not assume any duty to update information contained in this press release at any time.